Exhibit 99.1

West Corporation and Affiliates of Certain Funds Managed by Affiliates of Apollo Global

Management Announce the Closing of the Previously Announced Transaction

NEW YORK and OMAHA, October 10, 2017 — West Corporation (“West” or the “Company”) (Nasdaq:WSTC), a global provider of communication and network infrastructure services, and affiliates of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO), a leading global alternative investment manager, today announced the successful completion of the previously announced transaction, whereby affiliates of the Apollo Funds acquired all of the outstanding shares of West common stock for $23.50 per share in cash.

On May 9, 2017, West announced that West and certain affiliates of the Apollo Funds had entered into a merger agreement whereby upon completion of the transaction, West stockholders would be entitled to receive $23.50 per share in cash in exchange for their shares of West common stock. The transaction has an enterprise value of approximately $5.2 billion, including net debt and transaction fees and expenses. As a result of the transaction, West common stock will no longer trade on the Nasdaq Stock Market and will be delisted.

Tom Barker, Chairman and Chief Executive Officer of West, said, “We are pleased to have completed the transaction with the Apollo Funds and for West to begin this new chapter. Apollo shares our vision to continue to advance West’s position as a leading technology services business.”

About West Corporation

West Corporation (Nasdaq:WSTC) is a global provider of communication and network infrastructure services. West helps its clients more effectively communicate, collaborate and connect with their audiences through a diverse portfolio of solutions that include unified communications services, safety services, interactive services such as automated notifications, telecom services and specialized agent services.

For 30 years, West has provided reliable, high-quality voice and data services. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information please visit www.west.com.

About Apollo Global Management

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, St. Louis, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management of approximately $232 billion as of June 30, 2017 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

At West Corporation:

Dave Pleiss

VP Investor and Public Relations

West Corporation

(402) 963-1500

dmpleiss@west.com

At Apollo:

For investor inquiries regarding Apollo:

Gary M. Stein

Head of Corporate Communications

(212) 822-0467

gstein@apollolp.com

Noah Gunn

Investor Relations Manager

(212) 822-0540

ngunn@apollolp.com

For media inquiries regarding Apollo:

Charles Zehren

Rubenstein Associates, Inc.

(212) 843-8590

czehren@rubenstein.com